Exhibit 10.46
PERFORMANCE AWARD AGREEMENT
UNDER THE NEUSTAR, INC. 2009 STOCK INCENTIVE PLAN
     This PERFORMANCE AWARD AGREEMENT is entered into as of [________] (the “Grant Date”) between NEUSTAR, INC. (the “Company”) and [_______] (“you”).
1. Performance Award Grant. Subject to the restrictions, terms and conditions of the Company’s 2009 Stock Incentive Plan (the “Plan”) and this Agreement, the Company hereby awards you performance share units with respect to shares of Common Stock. Your Performance Award is subject to certain restrictions as set forth in the Plan and this Agreement. The performance share units awarded are referred to herein as “Performance Share Units.”
2. The Plan. The Performance Share Units and Common Stock to be awarded in respect of such units are subject to the terms of the Plan, including its provisions regarding amendment of Awards. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.
3. Specific Terms. Your Award of Performance Share Units shall have the following terms:

Grant Date	____________, 2011

Number of Performance Share Units Subject to Award (the “Target Award”)	______, subject to adjustment pursuant to Section 11 hereof

Performance Period	January 1, 2011 through December 31, 2011

Performance Goal	(1) 2011 revenue and (2) 2011 EBITDA (both of which are determined as set forth on Annex A hereto)

Vesting	Subject to your continued service as an employee, Consultant or Director with the Company or any of its Affiliates, and further subject to Section 4 below, the Award shall vest on January 1, 2014 (the “Vesting Date”), based on, and subject to: (i) the achievement of the Performance Goal measured through the last day of the Performance Period, and (ii) written certification by the Committee of the level of achievement of the Performance Goal. The number of shares of Common Stock earned as of the Vesting Date with respect to the level of the Performance Goal attained is indicated on Annex A.
4. Payment. As soon as practicable in calendar year 2014 following the Vesting Date, subject to written certification by the Committee of the level of achievement of the Performance Goal, each of your Performance Share Units, together with Dividend Equivalents (as defined in Section 10) on such units, will be converted to the number of shares of Common Stock indicated by the degree of attainment of the Performance Goal set forth on Annex A (provided the threshold level of performance is attained). Subject to the provisions of the Plan and this Agreement, any payment with respect to the Award shall be paid in shares of Common Stock, after the satisfactory payment of applicable withholding taxes as set forth in Section 5, as soon as practicable in calendar year 2014 following the Vesting Date, subject to written certification by the Committee of the level of achievement of the Performance Goal for the Performance Period prior to such payment date.
5. Taxes. You will be liable for any and all taxes, including withholding taxes, arising out of this Award, and the Company shall have the right to require, prior to the issuance or delivery of Common Stock, payment of any federal, state or local taxes required by law to be withheld. Prior to the delivery of Common Stock hereunder, you shall pay all required taxes to the Company, which payment may be made in cash or by reducing the number of shares of Common Stock otherwise deliverable under the Award, subject to the Company’s policies then in effect, unless the Company has established alternative procedures for such payment.
6. Termination. In the event of your Termination for any reason prior to the Vesting Date, the Award shall be immediately forfeited and automatically cancelled without further action of the Company. Notwithstanding the foregoing, in the event of your Termination due to Disability or death prior to the Vesting Date, you or your legal representative will receive as soon as practicable following such event: (a) if such event is prior to the end of the Performance Period, a pro-rata payment determined based on days employed during the vesting period and the Target level of performance set forth on Annex A; or (b) if such event is on or after the end of the Performance Period, a pro-rata payment determined based on days employed during the vesting period and the actual level of performance achieved; provided, however, that if you are a “specified employee,” as defined in and pursuant to Reg. Section 1.409A 1(i) or any successor regulation, on the date of your Disability, such pro-rata payment shall not be made to you earlier than the earlier of (i) the date which is six months from the date of your “separation from service” (as defined in Reg. Section 1.409A 1(h) or any successor regulation) as a result of such Disability and (ii) your death.
7. Change in Control. Notwithstanding anything herein to the contrary, in the event a Change in Control occurs prior to the Vesting Date, your Performance Share Units will be converted without pro-ration into shares of Restricted Stock that vest on the Vesting Date, subject to your continued service as an employee, Consultant or Director. The number of shares of Restricted Stock into which your Performance Share Units will convert shall be determined as follows:
(i)	If the Change in Control occurs prior to the end of the Performance Period, the Performance Share Units will be converted into that number of shares of Restricted Stock equal to the higher of (a) the number of shares that would have been payable had the Target level of performance set forth on Annex A been achieved (i.e., 100% of the Target Award), or (b) the number of shares that would have been payable had a “deemed” level of performance been achieved, calculated by measuring the actual level of revenue and EBITDA achieved through the date of the Change in Control and assuming proportional achievement through the end of the Performance Period. Any conversion under this Section 7(i) shall be subject to certification by the Committee concurrently with or as soon as practicable following the consummation of the Change in Control; or

(ii)	If the Change in Control occurs on or after the end of the Performance Period and prior to the Vesting Date, the Performance Share Units will be converted into shares of Restricted Stock based on the actual level of performance achieved. Any conversion under this Section 7(ii) shall be subject to certification by the Committee concurrently with or as soon as practicable following the consummation of the Change in Control.
Your Restricted Stock shall immediately vest in full if you experience a Termination (other than by the Company for Cause or by you without Good Reason (as defined below)) within two (2) years after the Change in Control; provided, however, that if you are a “specified employee,” as defined in and pursuant to Reg. Section 1.409A 1(i) or any successor regulation, on the date of any such Termination, you will not be entitled to such vesting earlier than the earlier of (i) the date which is six months from the date of your “separation from service” (as defined in Reg. Section 1.409A 1(h) or any successor regulation) as a result of such Termination and (ii) your death.
For purposes of this Agreement, “Good Reason” shall mean, without your prior written consent, any of the following events or conditions and the failure of the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”) to cure such event or condition within thirty (30) days after receipt of written notice from you, provided that you serve notice of such event or condition and intended termination within sixty (60) days of its occurrence: (i) a reduction in your annual base salary, except pursuant to a policy generally applicable to employees at your level and above resulting in a reduction of 10% or less; (ii) the Successor Corporation’s failure to cover you under employee benefit plans, programs and practices that, in the aggregate, provide substantially comparable benefits (from an economic perspective) to you relative to the benefits and total costs under the material employee benefit plans, programs and practices in which you (and/or your family or dependents) are participating immediately preceding the Change in Control; (iii) the Successor Corporation’s requiring you to be based at any office location that is more than fifty (50) miles further from your office location immediately prior to a Change in Control, except for reasonable required travel for the Successor Corporation’s business that is not materially greater than such travel requirements prior to such Change in Control; or (iv) a material breach by the Successor Corporation of its obligations to you under the Plan.
8. Detrimental Activity. For purposes of this Award, Detrimental Activity shall have the meaning set forth in the Plan and additionally shall mean any of the activities set forth on Annex B. In the event that you engage in Detrimental Activity, the Committee may direct that all unvested Performance Share Units, unvested Restricted Stock issued pursuant to Section 7, and Dividend Equivalents, together with any Performance Share Units and/or Restricted Stock and Dividend Equivalents which have vested but with respect to which Common Stock has not yet been issued, shall be immediately forfeited to the Company, and you shall pay to the Company an amount equal to the Fair Market Value at the time of issuance or delivery of any Common Stock previously delivered or issued to you in respect of the Award.
9. Restrictions on Transfer. The Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner.
10. Rights as a Common Stockholder. You shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Performance Share Units until you shall have become the holder of record of such shares, and, except as expressly provided in this Section 10, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date upon which you shall become the holder of record thereof. Notwithstanding the foregoing, as of each dividend payment date for each cash dividend on the Common Stock covered by a Performance Share Unit, the Company shall award you additional performance share units (“Dividend Equivalents”), which shall be subject to the same restrictions and risk of forfeiture, and all other terms and conditions, as the Performance Share Units granted pursuant to this Agreement. The number of Dividend Equivalents to be granted shall equal the product of (x) the per-share cash dividend payable with respect to each share of Common Stock, multiplied by (y) the total number of Performance Share Units that have not been paid or forfeited as of the record date for such dividend, divided by the Fair Market Value of one share of Common Stock on the payment date of such dividend. In addition, stock dividends on the Common Stock covered by a Performance Share Unit shall be credited to a dividend book entry account on your behalf with respect to each Performance Share Unit, provided that you shall not be entitled to such dividends unless and until the Performance Share Unit vests and is paid.
11. Adjustments. In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment shall be deemed necessary and shall be made in accordance with such Section 4.2(b).
12. Section 409A of the Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be limited, construed and interpreted in a manner so as to comply therewith.
13. Severability. The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.
14. Not an Employment Agreement. The issuance of this Award does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of, the Performance Period or otherwise.
15. Notice. Any notice or communication to the Company concerning the Performance Share Units must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): Neustar, Inc., Attn: General Counsel, 21575 Ridgetop Circle, Sterling, VA 20166.

You will not have any rights with respect to your Performance Award unless and until you deliver an executed copy of this Agreement to the Company within 60 days of the Grant Date.
NEUSTAR, INC.

By:	/s/ Lisa Hook

	Lisa Hook	[_____________]

Annex A
Performance Goal
The Participant shall be paid a percentage of the Target Award, after satisfactory payment of applicable withholding taxes, to the extent the Committee determines that the Performance Goal has been achieved. The Participant shall be paid no portion of the Target Award if the threshold level of performance is not achieved.
The Performance Goal comprises the following two components:
(1)	the Company’s revenue during the Performance Period, defined as the amount of revenue recognized by the Company in its audited consolidated statements of operations for the year ending December 31, 2011 (the “Audited Financials”); and

(2)	the Company’s EBITDA during the Performance Period, defined as the amount of earnings before interest income, interest expense, income taxes, depreciation and amortization derived from the Audited Financials.
30% of the number of Performance Share Units granted on the Grant Date, together with Dividend Equivalents on such units (“Revenue Shares”), shall be earned as follows:

Degree of
Performance			% of Revenue
Attainment	2011 Revenue		Shares Earned
Outstanding	*	*	150%
Target	*	*	100%
Threshold	*	*	50%
Less than Threshold	*	*	0%
70% of the number of Performance Share Units granted on the Grant Date, together with Dividend Equivalents on such units (“EBITDA Shares”), shall be earned as follows:

Degree of
Performance			% of EBITDA
Attainment	2011 EBITDA		Shares Earned
Outstanding	*	*	150%
Target	*	*	100%
Threshold	*	*	50%
Less than Threshold	*	*	0%
Payouts between performance levels will be determined by the Committee based on straight-line interpolation; provided, however, that no payout shall be made if the threshold level of performance is not attained.
In determining achievement of the Performance Goal, the Committee will make the following adjustments (without duplication):
•	Eliminate the impact of corporate transactions closed during fiscal year 2011 with a deal price in excess of **, including:
•	for acquisitions, mergers and other acquisitive-type transactions, eliminate the impact of direct revenue and expense from the acquired business and transaction-related costs (including transaction, closing and integration costs); and

•	for dispositions, add the budgeted contribution (revenue and expense) of the disposed business for the portion of fiscal year 2011 remaining after the disposition date, and eliminate the impact of transaction-related costs (including transaction and closing costs).
•	Eliminate the impact of changes in accounting methods that are announced during fiscal year 2011 and required to be applied with respect to fiscal year 2011 in accordance with generally accepted accounting principles (GAAP).

•	Eliminate the impact of charges taken in fiscal year 2011 for discontinued operations, extraordinary items, and other unusual or non-recurring items (including, without limitation, restructuring and severance charges associated with one-time events and any and all impairment charges relating to goodwill or long-lived assets), each, to the extent applicable, as defined by GAAP and/or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings.

•	**

Annex B
Detrimental Activity
“Detrimental Activity” shall have the meaning set forth in the Plan and additionally shall mean any of the following:
(i) For the period commencing on your first day of employment with the Company and ending on the date which is 18 months following your termination of employment with the Company for any reason (such period hereinafter referred to as the “Restricted Period”), with respect to any state or country in which the Company is engaged in business during your employment term, you participate or engage, directly or indirectly, for yourself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business competitive with a business undertaken by the Company or by you at any time during your employment term.
(ii) During the Restricted Period, you engage in Solicitation, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company). “Solicitation” means any of the following, or an attempt to do any of the following: (i) recruiting, soliciting or inducing any non-clerical employee or consultant of the Company (including, but not limited to, any independent sales representative or organization) to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company; (ii) hiring or assisting another person or entity to hire any non-clerical employee or consultant of the Company or any person who within 12 months before was such a person; or (iii) soliciting or inducing any person or entity (including any person who within the preceding 12 months was a customer or client of the Company) to terminate, suspend, reduce, or diminish in any way its relationship with or prospective relationship with the Company.
(iii) (a) You disclose to any person or entity or use, at any time, any information not in the public domain or generally known in the industry (except as may be required by law or legal process), in any form, acquired by you while employed by the Company or any predecessor to the Company’s business or, if acquired following the employment term, such information which, to your knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company (or to which the Company owes a duty of confidentiality), including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company; or (b) you fail to return to the Company the originals and all copies of any such information in any form, and copies and extracts thereof, provided to or acquired by you in connection with the performance of your duties for the Company (which are and shall remain the sole and exclusive property of the Company); or (c) you fail to return to the Company all files, correspondence and/or other communications received, maintained and/or originated by you during the course of your employment.
(iv) You issue or communicate, directly or indirectly, any public statement (or statement likely to become public) that disparages, denigrates, maligns or impugns the Company, its affiliates, or their respective officers, directors, employees, products or services, except truthful responses to legal process or governmental inquiry or by you in carrying out your duties while employed by the Company.